Exhibit 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into this 19th day of February, 2015 by and between Lilis Energy, Inc., a Nevada corporation (the “Company”), and Eric Ulwelling (“Executive”). Executive and the Company are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship between Executive and the Company.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Employment. The Parties agree that Executive’s employment with the Company is subject to the terms and conditions set forth herein.

2. Employment At-Will. Each Party understands and agrees that Executive is an employee at-will, and that Executive may resign, or the Company may terminate Executive’s employment, at any time, for any or for no reason, with or without cause, warning, or notice.

3. Position. Executive currently is employed as and holds the title of Chief Financial Officer of the Company, with such duties and responsibilities that may from time to time be assigned to Executive by the Board of Directors of the Company (the “Board”).

4. Scope of Services. Executive agrees to comply with Company policies and to devote Executive’s full business time, attention, skills and best efforts to the performance of Executive’s duties hereunder and to the business and affairs of the Company. Executive shall perform such duties in a reasonably prudent manner, consistent with the duty of care exercised by similar executives of companies in the same industry. Executive shall not, during Executive’s employment by the Company, without the prior written approval of the Board, be employed by or otherwise engage in any other business activity requiring any material amount of Executive’s time, provided that Executive may, to the extent not otherwise prohibited by this Agreement, devote such amount of time as does not interfere or compete directly or indirectly with the performance of Executive’s duties under this Agreement to any one or more of the following activities: (i) investing Executive’s personal assets in such manner as will not require services to be rendered by Executive in the operation of the affairs of the companies in which investments are made, (ii) engaging in civic and charitable activities, (iii) personal education and development, or (iv) serving as a director, trustee, committee member or principal of any type of business or civic or charitable organization with the prior written consent of the Board.

5. Salary, Compensation, and Benefits.

5.1 Base Salary. During Executive’s employment, the Company agrees to pay, and Executive agrees to accept, as Executive’s salary for all services to be rendered by Executive hereunder, a salary at an annual rate of One Hundred Seventy-Five Thousand Dollars ($175,000) (the “Base Salary”), payable in installments pursuant to the Company’s standard payroll practices and policies. The Base Salary may be subject to annual increases in the sole discretion of the Board.

5.2 Discretionary Bonus.

(a) For each complete fiscal year during Executive’s employment with the Company contemplated by this Agreement, Executive shall have the opportunity to earn a discretionary annual bonus (the “Annual Bonus”) equal to 50% of the Base Salary as in effect at the beginning of the applicable fiscal year, based on achievement of annual target performance goals established by the Compensation Committee of the Board (the “Compensation Committee”), which may include targets related to the Company’s earnings before interest, tax, depreciation and amortization, hydrocarbon production level, and hydrocarbon reserve amounts. The determination of whether and to what extent target performance goals have been achieved, the amount of any Annual Bonus, and whether an Annual Bonus will be awarded at all shall be made by the Board and/or the Compensation Committee in its or their sole discretion.

(b) The Annual Bonus, if any, will be subject to applicable withholdings and deductions and will be paid within seventy-four (74) days after the end of the fiscal year to which the bonus relates.

(c) Except as otherwise provided in Article 6, in order to be eligible to receive an Annual Bonus for a particular year Executive must be employed by the Company on the last day of that fiscal year.

5.3 Equity Compensation. In consideration of Executive entering into this Agreement, subject to approval by the shareholders of the Company, the Company shall grant Executive the following equity award pursuant to the Company’s 2012 Equity Incentive Plan (the “Plan”): 400,000 stock options with an exercise price equal to the greater of the fair market price (as defined in the Plan) on the date of execution of this Agreement or $2.50 per share, with one-fourth vesting immediately and three-fourths vesting in three annual installments on each of the next three anniversaries of the grant date, in each case subject to approval by the shareholders of the Company. Such stock options will vest 100% upon a termination of employment by the Company without Cause (as defined in Section 6.3(a) below), by Executive for Good Reason (as defined in Section 6.3(c) below), upon a Change of Control of the Company (as defined in Section 6.3(b) below) or upon the death or disability of Executive, provided that such vesting shall be subject to approval by the shareholders of the Company. All other terms and conditions of such award shall be governed by the terms and conditions of the Plan and the applicable award agreement. In the event that the condition of approval by the shareholders of the Company is not satisfied, or is otherwise delayed in a manner that affects in any way the economic benefit of the equity award completed herein, then the Company shall negotiate in good faith with Executive to modify the stock award, or provide other consideration, that will restore the full economic benefit of the contemplated award.

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5.4 Welfare and Benefit Plans. During Executive’s employment with the Company contemplated by this Agreement, to the extent consistent with applicable law, (a) Executive shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs (each, a “Benefit Plan”) maintained by the Company and generally available to executives of the Company with comparable responsibilities, subject to the provisions of any such Benefit Plan; and (b) Executive and/or Executive’s family, as the case may be, shall be eligible to participate in, and shall be eligible to receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company (including, to the extent provided, without limitation, medical, prescription, dental, vision, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) (each, a “Welfare Plan”), subject to the terms and conditions of any such Welfare Plan. Except as provided herein, the Company shall not be required to establish or continue any Benefit Plan or any Welfare Plan, or to take any action to cause Executive to be eligible for any Benefit Plan or any Welfare Plan on a basis more favorable than that applicable to the Company’s executives generally.

5.5 Reimbursement.

(a) The Company shall reimburse Executive (or, in the Company’s sole discretion, shall pay directly), upon presentation of vouchers and other supporting documentation as the Company may reasonably require, for reasonable out-of-pocket expenses incurred by Executive relating to the business or affairs of the Company or the performance of Executive’s duties hereunder, including, without limitation, reasonable expenses with respect to mileage, entertainment, travel and similar items, dues for membership in professional organizations, and similar professional development expenses, provided that the incurring of such expenses shall have been approved in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.

(b) The Company shall reimburse Executive for up to $5,000 in legal fees and expenses that Executive incurs in connection with the negotiation and entry into this Agreement; provided that (a) Executive shall submit all documentation for such reimbursement to the Company not later than thirty (30) days after the date hereof.

5.6 Withholding. The Company may withhold and deduct from Executive’s compensation and benefits all applicable amounts as required by law or authorized by Executive.

5.7 Reservation of Rights. The Company reserves in its sole discretion the right to modify, suspend, discontinue or cancel any and all of the employee benefit plans, practices, policies and programs referenced in Sections 5.4 through 5.5 above, including any Benefit Plan or any Welfare Plan, at any time without recourse by Executive so long as such action is taken with respect to the Company’s executives generally.

5.8 Vacation. The Executive shall be entitled to four weeks (160 hours) of paid vacation each year. In addition, the Executive may carry forward and accrue up to 6 weeks (240 hours) of vacation, which shall be paid on the date of termination, regardless of whether the termination is voluntary or involuntary.

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6. Termination of Employment. Upon termination of the Executive's employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 6 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

6.1 Accrued But Unpaid Salary and Bonus. In the event Executive’s employment with the Company terminates for any reason, the Company shall pay to Executive (or, in the event of Executive’s death, to Executive’s estate or named beneficiary) (a) any Base Salary, vacation pay, expense reimbursements, and benefits that are accrued but unpaid as of the date of termination and (b) any earned and declared, but unpaid, bonus for any prior calendar year. Executive shall not be entitled to any additional payments or consideration in the event of the termination of Executive’s employment, other than as set forth below.

6.2 Death or Disability.

(a) Executive’s employment hereunder shall terminate automatically upon Executives death, and the Company may terminate Executive’s employment on account of Executive’s disability.

(b) If Executive’s employment is terminated on account of Executive’s death or disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to immediate and full vesting of and lifting of restrictions on any unvested equity awards pursuant to Section 5.3 above, and otherwise in accordance with the terms of the Plan and the applicable award agreements.

6.3 Definitions. For purposes of this Agreement, capitalized terms used in this Article 6 but not otherwise defined in this Agreement shall have the meaning hereby assigned to them as follows:

(a) “Cause” shall mean: (a) the willful or reckless failure by Executive to substantially perform the duties specified in the employment agreement or that are reasonably requested by the Board as documented in writing to Executive; (b) Executive’s willful and continued disregard of his material duties or willful and continued failure to act, where such action would be in the ordinary course of Executive’s duties; (c) the willful and continued failure by Executive to observe material Company policies generally applicable to executives of the Company; (d) gross negligence or willful misconduct by Executive in the performance of his duties; (e) the commission by Executive of any act of fraud, theft, financial dishonesty or self-dealing with respect to the Company or any of its affiliates, or any felony or criminal act involving moral turpitude; (f) the material breach by Executive of this Agreement or any other agreement or contract with the Company; (g) chronic absenteeism; or (h) the continued commission of material violations of state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination) by Executive.

(b) “Change in Control” shall mean (1) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock; (2) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or (3) the sale of all or substantially all of the Company’s assets. Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Internal Revenue Code.

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(c) “Good Reason” shall mean, in the context of a resignation by Executive, a resignation in response to a mandatory reassignment of Executive to a location which is outside a 20-mile radius from the Company’s current location without the consent of Executive, or a resignation that occurs within thirty (30) days following the Company’s failure to cure any of the following within thirty (30) days of receiving written notice from Executive of the existence of any of the following, which written notice must be provided within thirty (30) days of the initial occurrence of such item and must specify in detail the facts and circumstances giving rise to such item: (a) the failure by the Company to pay Executive any amount due under this Agreement; or (b) a material decrease in Executive’s Base Salary without Executive’s consent.

6.4 Severance.

(a) Upon termination of Executive’s employment with the Company by the Company without Cause or upon Executive’s resignation from employment for Good Reason, in either case absent a Change in Control, and in each case contingent upon Executive’s execution, non-revocation, and delivery of a Confidential Severance and Release Agreement in a form substantially similar to Exhibit A of this Agreement and acceptable to the Company (the “Release Agreement”), Executive shall be entitled to receive continued Base Salary, as in effect on Executive’s last day of employment with the Company (the “Separation Date”), less applicable withholdings and deductions, for one (1) year following the Separation Date payable in equal installment in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which shall commence within fifteen (15) days following the Executive’s execution of the Release Agreement (“Severance Payments”); provided that the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to Executive during the period beginning on the Separation Date and ending on the first payment date if no delay had been imposed.

(b) Upon termination of Executive’s employment with the Company by the Company without Cause or upon Executive’s resignation from employment for Good Reason, in either case within one (1) year following a Change in Control, in each case contingent upon Executive’s execution, non-revocation, and delivery of the Release Agreement, Executive shall be entitled to the following: (i) Severance Payments in amounts and on the terms specified in Section 6.4(a); and (ii) immediate and full vesting of and lifting of restrictions on any unvested equity awards pursuant to Section 5.3 above, and otherwise in accordance with the terms of the Plan and the applicable award agreements.

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(c) The Company’s obligations under this Section 6.4 are subject to the requirements and time periods set forth in this Section 6.4 and in the Release Agreement. Prior to receiving the payments described in Section 6.4 Executive shall execute the Release Agreement on or before the date sixty (60) days after the Separation Date and shall not revoke such Release Agreement during any applicable revocation period. If Executive fails to timely execute and remit the Release Agreement, or revokes such Release Agreement, Executive waives any right to the payments provided under this Section 6.4. The Company will have no further obligations to Executive under this Agreement or otherwise after making payments pursuant to this Section 6.4, if any.

(d) Executive agrees that the payments set forth in this Agreement shall constitute the exclusive and sole remedy for any termination of Executive’s employment, and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The foregoing shall not limit any of Executive’s rights, if any, with regard to indemnification, advancement or payment of legal fees and costs, and coverage under directors and officers liability insurance.

(e) Anything in this Agreement to the contrary notwithstanding, the Company shall have the right to terminate all payments and benefits owing to Executive pursuant to this Section 6.4 upon the Company’s discovery of any material breach by Executive of Executive’s continuing obligations under this Agreement or Executive’s obligations under the Release Agreement.

7. Confidential Information.

7.1 For the purposes of this Agreement, “Confidential Information” means all information, data, knowledge, and know-how relating, directly or indirectly, to the Company and its business, including, without limitation: (i) business plans and strategies, prospect information, financial information, investment plans, marketing plans and strategies, financial plans and strategies; (ii) confidential personnel or human resources data; (iii) customer lists, customer information, pricing information, supplier/vendor lists, customer and supplier/vendor strategies and plans, contracts, agreements, and leases; (iv) any other information having present or potential commercial value; (v) the whole or any portion or phase of any proprietary information or trade secrets; (vi) ideas, methods, know-how, techniques, systems, processes, software programs, works of authorship, projects, or plans; and (vii) confidential information of any kind in possession of the Company, whether developed for or by the Company (including information developed by Executive), received from a third party in confidence, or belonging to others and licensed or disclosed to the Company in confidence for use in any aspect of its business. Any Intellectual Property (defined below) that is not publicly available shall also constitute part of the Confidential Information. The list set forth above is not intended by the Company to be a comprehensive list of Confidential Information. All Confidential Information shall be treated as Confidential Information regardless of whether it pertains to the Company or its customers and regardless of whether it is marked or designated as “confidential.”

7.2 Executive acknowledges that the success of the Company depends in large part on the protection of the Confidential Information. Executive further acknowledges that in the course of Executive’s employment with the Company, Executive will become familiar with the Company’s Confidential Information. Executive recognizes and acknowledges that the Confidential Information is a valuable, special and unique asset of the Company’s business, access to and knowledge of which are essential to the performance of Executive’s duties hereunder. Executive acknowledges that use or disclosure of the Confidential Information outside the performance of Executive’s job duties for the Company would cause harm and/or damage to the Company.

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7.3 Executive agrees that, both during and after the term of Executive’s employment by the Company, Executive will not, except in the ordinary course of Executive’s employment with the Company and for the benefit of the Company, disclose any Confidential Information to any person, firm, business, company, corporation, association, or any other entity for any reason or purpose whatsoever. Executive also agrees that, both during and after the term of Executive’s employment with the Company, Executive will not, except in the ordinary course of Executive’s employment with the Company and for the benefit of the Company, make use of any Confidential Information for Executive’s own purposes or for the benefit of any person, firm, business, company, corporation, or any other entity for any reason or purpose whatsoever. Executive shall consider and treat as confidential all Confidential Information in any way relating to the Company’s business and affairs, whether created by Executive or otherwise coming into Executive's possession before, during, or after the termination of Executive’s employment. Executive shall secure and protect the Confidential Information in a manner designed to prevent all access and uses thereof contrary to the terms of this Agreement. Executive further agrees that Executive shall use Executive’s best efforts to assist the Company in identifying and preventing any use or disclosure of the Confidential Information contrary to this Agreement.

7.1 Executive agrees and covenants that, upon separation of employment, and without any request by the Company, Executive will return to the Company any and all property, documents, and files (including all recorded media, such as papers, computer disks or other data storage devices, copies, photographs, maps, transparencies, and microfiche) that contain Confidential Information or relate in any way to the Company or its business. To the extent Executive possesses any files, data, or information relating in any way to the Company or its business on any personal computer, Executive agrees to delete those files, data, or information (and will retain no copies in any form). Executive also will return any Company tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other Company property in any form prior to the Separation Date.

7.2 Executive agrees and covenants (i) that Executive will not disclose to the Company any proprietary information, trade secrets, or other confidential information belonging to any previous employer and (ii) that Executive will notify business partners and future employers of Executive’s obligations under this Agreement, and Executive consents to such notification by the Company.

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8. Intellectual Property.

8.1 “Intellectual Property” means any and all original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, service marks, or trade secrets, or inventions, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is employed by the Company.

8.2 Executive hereby assigns to the Company, or its designee, all of Executive’s right, title, and interest in and to all Intellectual Property, except where prohibited by law, so that the Company is the exclusive owner of the Intellectual Property. Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Company and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act, and that such works made for hire shall constitute part of the Intellectual Property. Executive shall not use any Intellectual Property except for the exclusive benefit of the Company. Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure or enforce the Company’s rights in any Intellectual Property.

8.3 Executive represents and warrants that there are no original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, service marks, or trade secrets, or inventions which were made or acquired by Executive prior to Executive’s employment by the Company, which are owned in whole or in part by Executive, which relate to the Company’s business or proposed business, and which are not assigned to the Company under this Agreement.

9. Equitable Remedies. The services to be rendered by Executive and the Confidential Information entrusted to Executive as a result of Executive’s employment by the Company are of a unique and special character, and, notwithstanding any other provision in this Agreement, any breach by Executive of this Agreement, will cause the Company immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify. The Company will be entitled to, in addition to all other remedies available to it, injunctive relief, specific performance, or any other equitable relief to prevent a breach and to secure the enforcement of the provisions of this Agreement. Injunctive relief may be granted immediately upon the commencement of any such action, and the Company need not post a bond to obtain temporary or permanent injunctive relief.

10. Representations and Warranties. Executive hereby represents and warrants to the Company as follows:

10.1 Executive acknowledges the success of the Company’s business depends in large part on the protection of the Confidential Information and Intellectual Property. Executive acknowledges Executive’s access to the Confidential Information, coupled with the personal relationships and goodwill between the Company and its customers would enable Executive to compete unfairly against the Company;

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10.2 Executive has full power, authority, and capacity to enter into this Agreement and to perform his obligations hereunder. This Agreement has been voluntarily executed by Executive and constitutes a valid and binding agreement of Executive;

10.3 Executive has read this Agreement and has had the opportunity to have this Agreement reviewed by Executive’s legal counsel;

10.4 Executive acknowledges and agrees that the payments and other consideration set forth above constitute sufficient consideration for this Agreement;

10.5 Executive has not disclosed to the Company any proprietary information, trade secrets, or other confidential information belonging to any previous employer; and

10.6 To the best of Executive’s knowledge, Executive’s employment with the Company will not (i) conflict with or result in a breach of any of the provisions of, (ii) constitute a default under, (iii) result in the violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, or (v) require any authorization, consent, approval, execution, or other action by or notice to any court or other governmental body under the provisions of any other agreement or instrument to which Executive is a party, or by which Executive is bound.

11. Waivers and Amendments. The respective rights and obligations of the Company and Executive under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended only with the written consent of a duly authorized representative of each of the Parties, or, in the case of a waiver, by the Party granting such waiver. The waiver by either Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by such other Party. The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.

12. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale. Executive may not assign or delegate to any third person Executive’s obligations under this Agreement. The rights and benefits of Executive under this Agreement are personal to Executive (or, in the event of Executive’s death or disability, Executive’s personal representative, heirs, or beneficiaries), and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer.

13. Entire Agreement. Except as specifically provided herein, this Agreement, including Exhibit A, constitutes the full and entire understanding and agreement of the parties with regard to the subjects hereof and supersedes in its entirety all other or prior or contemporaneous agreements, whether oral or written, with respect thereto.

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14. Notices. Any notices, consents, or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a nationally recognized overnight courier service to the parties at the addresses set forth below:

If to the Company:	Lilis Energy, Inc.
1900 Grant Street, Suite #720 Denver, CO 80203 Attention: Chief Executive Officer

If to Executive, to the address set forth on the signature page of this Agreement or to the current address listed in the Company’s records.

15. Venue and Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions. Venue and jurisdiction will be in the Colorado state or federal courts.

16. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

17. Section 409A.

17.1 This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed accordingly. It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed. However, in no event shall the Company be liable to Executive for any taxes, interest, or penalties due as a result of the application of Section 409A to any payments or benefits provided hereunder.

17.2 Each payment provided for in this Agreement shall, to the extent permissible under Section 409A, be deemed a separate payment for purposes of Section 409A.

17.3 Payments or benefits pursuant to this Agreement shall be treated as exempt from Section 409A to the maximum extent possible under Treasury Regulation Section 1.409A-1(b)(9)(v), and/or under any other exemption that may be applicable, and this Agreement shall be construed accordingly.

17.4 All taxable expenses or other reimbursements or in-kind benefits under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive. Any such taxable reimbursement or any taxable in-kind benefits provided in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

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17.5 Executive shall have no right to designate the date of any payment hereunder.

17.6 The definition of Good Reason is intended to constitute “good reason” as such term is used in Treas. Reg. §1.409A-1(n)(2) and shall be interpreted and construed accordingly, and to the maximum extent permitted by Section 409A and guidance thereunder, a termination for Good Reason shall be an “involuntary separation from service” as such term is used in Treas. Reg. §1.409A-1(n). For purposes of Article 6 of this Agreement, “termination” (or any similar term) when used in reference to Executive’s employment shall mean “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder, and Executive shall be considered to have terminated employment with the Company when, and only when, Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

17.7 Notwithstanding any other provision of this Agreement to the contrary, if (1) on the date of Executive’s separation from service (as such term is used or defined in Code Section 409A(a)(2)(A)(i), Treasury Regulation Section 1.409A-1(h), or any successor law or regulation), any of the Company’s equity is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and (2) as a result of such separation from service, the Executive would receive any payment that, absent the application of this sentence, would be subject to interest and additional tax imposed pursuant to Code Section 409A as a result of the application of Code Section 409A(2)(B)(i), then, to the extent necessary to avoid the imposition of such interest and additional tax, such payment shall be deferred until the earlier of (i) six (6) months after the Executive’s separation from service, (ii) the Executive’s death, (iii) of such earlier time as may be permitted under Code Section 409A.

18. Severability; Titles and Subtitles: Gender: Singular and Plural: Counterparts; Facsimile.

18.1 In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited or revised by a court of competent jurisdiction so as to give effect to the provision to the fullest extent permitted by applicable law.

18.2 The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

18.3 The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

18.4 This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

18.5 Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile or electronic transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above specified.

COMPANY:		EXECUTIVE:

Lilis Energy, Inc.

By:	/s/ Abraham Mirman	/s/ Eric Ulwelling
Name:	Abraham Mirman	Eric Ulwelling
Title:	Chief Executive Officer

Address:

[Signature Page to Eric Ulwelling Executive Employment Agreement]

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Exhibit A to Executive Employment Agreement

Form of Confidential Severance and Release Agreement

CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

This Confidential Severance and Release Agreement (“Agreement”) is made between (i) ________________ (“Executive”) and (ii) ___________________(the “Company”). Executive and the Company are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into an Executive Employment Agreement dated November ___, 2014 (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company ended effective [DATE];

WHEREAS, the Parties wish to resolve fully and finally potential disputes regarding Executive’s employment with the Company; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, the Parties to this Agreement agree as follows:

TERMS

1. Separation and Effective Date. Executive’s last day of employment with the Company was [DATE] (the “Separation Date”). This Agreement shall become effective on the eighth day after Executive signs this Agreement (the “Effective Date”), so long as Executive does not revoke this Agreement pursuant to Paragraph 6(h) below. Executive must elect to execute this Agreement within sixty (60) days of the Separation Date. In the event Executive does not sign the Agreement within the sixty day period, the terms of this Agreement are null and void and without effect.

2. Consideration.

a. Within fifteen (15) days after the Effective Date, and on the express condition that Executive has not revoked this Agreement, the Company will pay Executive [THE AMOUNTS PROVIDED IN SECTION 6.4 OF THE EMPLOYMENT AGREEMENT].

b. Reporting of and withholding on any payment or consideration under this Paragraph for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of any payment or consideration set forth in subparagraph (a) above, Executive shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including, but not limited to, any taxes, attorneys’ fees, penalties, and/or interest, which are or become due from the Company.

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3. General Release.

a. Executive, for Executive and for Executive’s affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly, and intentionally releases and discharges the Company and each of its predecessors, successors, parents, subsidiaries, affiliates, and assigns and each of their respective officers, directors, principals, shareholders, board members, committee members, employees, agents, and attorneys from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees) of every kind and description from the beginning of time through the Effective Date (the “Released Claims”).

b. The Released Claims include, but are not limited to, those which arise out of, relate to, or are based upon: (i) Executive’s employment with the Company or the termination thereof; (ii) statements, acts, or omissions by the Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties, (except as provided herein) and claims under any severance plan; (iv) any stock or stock option grant, agreement, or plan (except as set forth herein); (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, age, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Executive under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; (vi) common law; (vii) the failure of this Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Executive and the Company are or were parties, to comply with, or to be operated in compliance with, Internal Revenue Code Section 409A, or any similar provision of state or local income tax; and (viii) any claim which was or could have been raised by Executive.

4. Unknown Facts. This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected. Executive hereby acknowledges that Executive may hereafter discover facts different from, or in addition to, those which Executive now knows or believes to be true with respect to this Agreement, and Executive agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

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5. No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

6. Warranties. Executive warrants and represents as follows:

a. Executive has read this Agreement, and Executive agrees to the conditions and obligations set forth in it.

b. Executive voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel, and (iii) without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company.

c. Executive has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, successors, affiliates, or agents arising out of or otherwise connected with any of the matters herein released. In the event that any such lawsuit, charge, or proceeding has been filed, Executive immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding, unless the requirement for such withdrawal or termination is prohibited by applicable law.

d. Executive acknowledges and understands that this Agreement does not prohibit or prevent Executive from filing a charge with the Equal Employment Opportunity Commission, or equivalent state agency, or from participating in a federal or state agency investigation. Notwithstanding the foregoing, Executive waives any right to any monetary recovery or other relief should any party, including, without limitation, any federal, state or local governmental entity or administrative agency, pursue any claims on Executive’s behalf arising out of, relating to, or in any way connected with the Released Claims.

e. Executive has not previously disclosed any information which would be a violation of the confidentiality provisions set forth below if such disclosure were to be made after the execution of this Agreement.

f. Executive has full and complete legal capacity to enter into this Agreement.

g. Executive has had at least twenty-one (21) days in which to consider the terms of this Agreement. In the event that Executive executes this Agreement in less time, it is with the full understanding that Executive had the full twenty-one (21) days if Executive so desired and that Executive was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement. In such event, Executive expressly intends such execution to be a waiver of any right Executive had to review the Agreement for a full twenty-one (21) days.

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h. Executive has been informed and understands that (i) to the extent that this Agreement waives or releases any claims Executive might have under the Age Discrimination in Employment Act, Executive may rescind Executive’s waiver and release within seven (7) calendar days of Executive’s execution of this Agreement and (ii) any such rescission must be in writing and e-mailed and hand delivered to [NAME AND CONTACT INFO W/EMAIL ADDRESS], within the seven-day period.

i. Executive admits, acknowledges, and agrees that (i) Executive is not otherwise entitled to the amount and other consideration set forth in Paragraph 2 and (ii) that amount and consideration is good and sufficient consideration for this Agreement.

j. Executive admits, acknowledges, and agrees that Executive has been fully and finally paid or provided all wages, compensation, vacation, bonuses, leave, stocks, stock options, or other benefits from the Company which are or could be due to Executive under the terms of Executive’s employment with the Company, or otherwise.

7. Confidential Information.

a. Except as herein provided, all discussions regarding this Agreement, including, but not limited to, the amount of consideration, offers, counteroffers, or other terms or conditions of the negotiations or the agreement reached shall be kept confidential by Executive from all persons and entities other than the Parties to this Agreement. Executive may disclose the amount received in consideration of the Agreement only if necessary (i) for the limited purpose of making disclosures required by law to agents of the local, state, or federal governments; (ii) for the purpose of enforcing any term of this Agreement; or (iii) in response to compulsory process, and only then after giving the Company ten (10) days advance notice of the compulsory process and affording the Company the opportunity to obtain any necessary or appropriate protective orders. Otherwise, in response to inquiries about Executive’s employment and this matter, Executive shall state, “My employment with the Company has ended” and nothing more.

b. Executive shall not use, nor disclose to any third party, any of the Company’s business, personnel, or financial information that Executive learned during Executive’s employment with the Company. Executive hereby expressly acknowledges that any breach of this Paragraph 7 shall result in a claim for injunctive relief and/or damages against Executive by the Company, and possibly by others.

8. Section 409A. This Agreement is intended to comply with or be exempt from Section 409A of the Code and Treasury Regulations promulgated thereunder (“Section 409A”) and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed; provided, however, that in no event shall the Company or anyone other than Executive have any liability to Executive for any taxes, interest, or penalties due as a result of the application of Section 409A to an any payments or benefits provided hereunder. Executive shall, at the request of the Company, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A. Each payment to be made under this Agreement shall be a separate payment, and a separately identifiable and determinable payment, to the fullest extent permitted under Section 409A.

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9. Non-Disparagement. Executive agrees not to make to any person any statement that disparages the Company or reflects negatively on the Company, including, but not limited to, statements regarding the Company’s financial condition, employment practices, or officers, directors, board members, committee members, employees, successors, affiliates, or agents.

10. Cooperation. Executive agrees to cooperate with and assist the Company with any investigation, lawsuit, arbitration, or other proceeding to which the Company is subjected. Executive will make Executive available for preparation for, and attendance of, hearings, proceedings or trial, including pretrial discovery and trial preparation. Executive further agrees to perform all acts and execute any documents that may be necessary to carry out the provisions of this Paragraph 10.

11. Return of Property and Information. Executive represents and warrants that, prior to Executive’s execution of this Agreement, Executive will return to the Company any and all property, documents, and files, including any documents (in any recorded media, such as papers, computer disks or other data storage devices, copies, photographs, maps, transparencies, and microfiche) that relate in any way to the Company or the Company’s business. Executive agrees that, to the extent that Executive possesses any files, data, or information relating in any way to the Company or the Company’s business on any personal computer, Executive will delete those files, data, or information (and will retain no copies in any form). Executive also will return any tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other property in any form prior to the date Executive executes this Agreement.

12. No Application. Executive agrees that Executive will not apply for any job or position as an employee, consultant, independent contractor, or otherwise, with the Company or its subsidiaries or affiliates. Executive warrants that no such applications are pending at the time this Agreement is executed.

13. Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to effect the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Executive against the Company shall not constitute a defense to enforcement by the Company.

14. Assignments. The Company may assign its rights under this Agreement. No other assignment is permitted except by written permission of the Parties.

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15. Enforcement. The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.

16. Survival of Restrictive Covenants and Other Provisions. The Parties expressly acknowledge and agree that notwithstanding Paragraph 18 of this Agreement, Sections 7 (Confidential Information), 8 (Intellectual Property), 9 (Equitable Remedies), and Sections 10-18 (to the extent required to interpret, enforce, and give effect to Sections 7, 8, and 9) of the Employment Agreement will continue in full force and effect; provided, however, that any provisions of the Employment Agreement that expire by their terms shall no longer have any force or effect.

17. Entire Agreement. Except as provided in Paragraph 16, this Agreement is the entire agreement between the Parties. Except as provided herein, this Agreement supersedes any and all prior oral or written promises or agreements between the Parties. Executive acknowledges that Executive has not relied on any promise, representation, or statement other than those set forth in this Agreement. This Agreement cannot be modified except in writing signed by all Parties.

18. Interpretation. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement. The term “Paragraph” shall refer to the enumerated paragraphs of this Agreement. The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement.

19. Choice of Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, without regard to its conflict of laws rules. Venue shall be in the Colorado state or federal courts.

20. Waiver. The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.

21. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Confidential Severance and Release Agreement on the dates written below.

EXECUTIVE

Eric Ulwelling	Date

COMPANY

Lilis Energy, Inc.	Date

By:
Title:

[Signature Page to Confidential Severance and Release Agreement]

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